EXHIBIT 99.1
Syntax-Brillian Announces Strategic Manufacturing Agreement
with Compal Electronics
Compal to Produce Initial Volume of 300,000 Olevia LCD HDTVs with Expansion to Over 1 Million Units in 2008
Augments existing alliances with Taiwan Kolin and DigiMedia to enhance
Syntax-Brillian’s supply chain management continuity, engineering expertise, manufacturing proficiency, and financial strength
TEMPE, Ariz. — April 3, 2008—Syntax-Brillian Corporation (Nasdaq:BRLC) today announced that it has formed a strategic contract manufacturing partnership with Compal Electronics (2324.TW), the world’s second largest producer of laptop PCs for Tier One global partners.
Under the terms of the agreement, Compal will immediately begin manufacturing an initial order for 300,000 Olevia LCD HDTVs at its two-million square foot production facilities in Kunshan, China. In addition to providing assembly, testing and quality control services, Compal’s procurement team will be responsible for sourcing and securing the LCD panels used to produce Olevia LCD HDTVs.
Taiwan Kolin Co., Ltd. (1606.TW), a key strategic alliance partner of Syntax-Brillian’s since the company’s inception, will continue to leverage its substantial network of suppliers to assist Compal in acquiring all other key components used to manufacture Olevia LCD HDTVs. DigiMedia Technology Company, Ltd., a subsidiary of Taiwan Kolin and co-developer with Syntax-Brillian of Olevia LCD HDTVs’ patented technology, will expand their responsibilities to support Compal with engineering support and manufacturing continuity.
“This agreement with Compal takes our existing relationship to a vastly enhanced level,” said James Li, President and Chief Executive Officer of Syntax-Brillian. “It not only supports our supply chain management strategy for reducing costs and optimizing cash flow, but it is a key example of our determination to improve the overall efficiencies of Syntax-Brillian.”
“The alliance with Compal, combined with major existing alliances with Taiwan Kolin and Digimedia, further bolsters Syntax-Brillian’s supply chain management continuity, engineering expertise, manufacturing proficiency, and financial strength in producing Olevia LCD HDTVs,” said Christopher Liu, Chairman of Taiwan Kolin.
“This business relationship with Syntax-Brillian is an important milestone in support of our three-year goal to become the largest LCD TV and notebook EMS manufacturer worldwide,” said Ray Chen, President and Chief Executive Officer of Compal Electronics. “To achieve this target, we announced the ground breaking of a four million acre ‘Compal Industrial Park’ in Northern Vietnam in which over 300 leading component suppliers and companies from Taiwan and China will join forces with us to support our mission in the dynamic LCD HDTV industry.”
About Compal Electronics
Established in 1984, Compal Electronics (www.compal.com) is one of the world’s leading manufacturers of computer notebooks. With its parent company, Worldwide Logistics Group,

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Compal is recognized by governments, industrial clients and major computer magazines around the world as a leading global IT manufacturing company with innovative R&D capabilities and design flexibility for responding to market trends. Its computer monitors are well known for high quality, and the company has steadily expanded into web communication and portable digital products. To offer fast and flexible service, Compal has established locations in the PRC, England and the U.S. With its 20,000 workforce worldwide, Compal’s manufacturing factory in Kunshan, China is fully automated and equipped with the latest state-of-the-art equipment, and is certified for ISO-9001 international quality standards, ISO-14001 and OHSAS 18000 international environmental standards to achieve high production levels while maintaining the highest possible quality.
About Taiwan Kolin
Founded in 1953, Taiwan Kolin Company, Ltd. (www.kolin.com.tw), is a leading Taiwan-based manufacturer of consumer electronics products, home appliance and air conditioning systems. Kolin is known for its high quality and efficiency in R&D, manufacturing, production and customer service programs. Kolin remains ahead of the competition through its powerful pricing of cost-effective, quality-competitive products, as well as tactical branding, strategic initiatives and channel expertise. An established, reputable brand in the domestic Taiwan market, Kolin’s aggressive strategy for global growth and recognition is also focused on the international markets of North America, Central America, South America, Mainland China, and Southeast Asia.
About DigiMedia
DigiMedia Technology (www.digimedia.com.tw), headquartered at the Tainan Science-based Industrial Park in Taiwan, is a leading design, manufacturing and marketing company of LCD TVs. In 1997, DigiMedia began developing small size LCD TVs and related digital and AV products such as portable TVs, MPEGII and VGA boards. In April 2004, DigiMedia expanded its business scope and core competence in product development by merging with the Prokia LCD TV team to further provide customers with a full range of TV products. DigiMedia maintains solid relationships with TFT-LCD makers in Taiwan to assure reliable panel sources and competitive prices. DigiMedia continues to invest in R&D and capacity for developing and manufacturing competitive products that ensure quality for its customers.
About Syntax-Brillian
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia(TM) brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner;

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and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
Syntax-Brillian Corporation
Pattie Adams, (909) 859-8432 (Media)
pattie.adams@syntaxbrillian.com
Investor Relations, (909) 859-8445
investor.relations@syntaxbrillian.com

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